MIMEDX GROUP, INC.

Restricted Stock Unit Agreement
THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated as of the 30th day of June, 2023, between MiMedx Group, Inc. (the “Company”) and Doug Rice (the “Participant”). The Restricted Stock Units have not been granted under the MiMedx Group, Inc. 2016 Equity and Cash Incentive Plan, as amended and restated through June, 2023 (the “Plan”), and are granted as an inducement for the Participant to be hired as an employee; however, this Agreement references certain provisions in the Plan, and unless otherwise defined in this Agreement, capitalized terms shall have the meanings ascribed to them in the Plan.
1.Grant of Restricted Stock Units. Pursuant to the Plan, the Company, on 5th day of July, 2023 (the “Date of Grant”), granted to the Participant, subject further to the terms and conditions set forth herein, this Restricted Stock Unit Award for 97,200 Restricted Stock Units (“RSUs”). Each RSU represents the right to receive one share (a “Share”) of Common Stock subject to the terms of this Agreement. The RSUs will vest as set forth in Section 2 below. The RSUs will vest as set forth in Section 2 below and, upon vesting, will be settled as set forth in Section 3. The Participant shall have no right to exchange the RSUs for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such RSUs and any future rights to benefits. The RSUs and the Shares will be proportionally adjusted to reflect any change in the capital structure or business of the Company occurring after the Date of Grant in the same manner as adjustments are made as set forth in Article XVI of the Plan.
2.Vesting of the RSUs. Subject to earlier expiration, termination or vesting as provided herein, the RSUs will become vested and nonforfeitable as follows:
(a)Time-Based Vesting. The RSUs will become vested and nonforfeitable with respect to one-third (1/3) of the RSUs (rounded down to the nearest whole RSU) on each of the first and second anniversaries of the Date of Grant, and with respect to the remaining RSUs on the third anniversary of the Date of Grant, provided the Participant has been continuously employed by, or providing services to, the Company or an Affiliate from the Date of Grant until such date(s).
(b)Change in Control. Notwithstanding the foregoing, upon the occurrence of a Change in Control prior to the end of the applicable vesting period, any outstanding RSUs shall be treated in accordance with and governed by Section 14.05 of the Plan, as is granted thereunder, and the terms provided in this Agreement.
(c)Death and Disability. Additionally, if the Participant’s employment with the Company and its Affiliates is terminated on account of the Participant’s death or Disability prior to the end of the applicable vesting period, the RSUs shall become fully vested and nonforfeitable upon termination of the Participant’s employment with the Company and its Affiliates on account of the Participant’s death or Disability.
3.Settlement of RSUs.
(a)Timing and Amount. Except as otherwise required by applicable law or as set forth below, the Company shall cause one Share to be issued to the Participant for each vested RSU, with such Shares to be delivered to the Participant upon the applicable vesting date.
(b)Stock Holding Requirements. Notwithstanding any other provision of this Agreement, the Shares that are issued may not be sold, transferred or otherwise disposed of until the level of ownership provided in the Company’s Stock Ownership Guidelines is met, to the
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extent applicable to the Participant. All Shares acquired hereunder (“net” shares acquired in case of any net exercise or withholding of shares) shall be subject to the terms and conditions of the Company’s Stock Ownership Guidelines, as they may be amended from time to time.
4.Forfeiture of the Shares. RSUs that are not vested pursuant to Sections 2(a), (b) or (c) as of the date of termination of Participant’s employment by the Company and its Affiliates will be forfeited automatically at the close of business on that date (immediately upon notice of termination for Cause). In no event may the RSUs become vested, in whole or in part, after forfeiture pursuant to this Section 4.
5.Agreement to Terms of this Agreement. The Participant has read and understands the terms of this Agreement, including the applicable provisions of the Plan, and agrees to be bound by their terms and conditions. All decisions and interpretations made by the Company or the Committee with regard to any question arising under this Agreement will be binding and conclusive on the Company and Participant and any other person who has any rights under this Agreement.
6.Tax Consequences. The Participant acknowledges (i) that there may be adverse tax consequences upon acquisition or disposition of the Shares received upon vesting of the RSUs and (ii) that Participant should consult a tax adviser prior to such acquisition or disposition. The Participant is solely responsible for determining the tax consequences of the Restricted Stock Unit Award and for satisfying the Participant’s tax obligations with respect to the Restricted Stock Unit Award (including, but not limited to, any income or excise tax as resulting from the application of Code Sections 409A or 4999 or related interest and penalties), and the Company and its Affiliates shall not be liable if this grant is subject to Code Sections 409A, 280G or 4999. The Company’s obligation to issue Shares is subject to the Participant’s satisfaction of any applicable federal, state and local income and employment tax and withholding requirements in a manner and form satisfactory to the Company. The Committee, to the extent applicable law permits, may allow the Participant to pay any such amounts as provided in the Plan, as if granted thereunder.
7.Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle the Participant to a fractional share such fractional share shall be disregarded.
8.Notice. Any notice or other communication given pursuant to this Agreement, or in any way with respect to the Shares, shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:
If to the Company:    MiMedx Group, Inc.
    1775 West Oak Commons Ct. NE
    Marietta, Georgia 30062
    Attn: General Counsel

If to the Participant:    Doug Rice
    At the address on the Company’s records
or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
9.Shareholder Rights; Dividend Equivalents. Except as provided below, Participant shall have no rights as a Shareholder of the Company with respect to shares underlying the RSUs unless and until Shares are delivered to Participant in respect of such RSUs upon vesting. The RSUs will be entitled to accrue Dividend Equivalents, which will be subject to all conditions and restrictions applicable to the underlying RSUs to which they relate, and which may not be paid until and unless the underlying RSUs have vested. Dividend Equivalents will accrue prior to the issuance of Shares with respect to the RSUs or their earlier forfeiture. Dividend Equivalents will be earned only for RSUs that are earned or deemed earned under this Agreement. With respect to RSUs that are not earned (because the applicable vesting restrictions do not lapse or otherwise), Dividend Equivalents that were accrued for those RSUs will be cancelled and forfeited along with the RSUs and underlying Shares, without payment therefor by the Company or any Affiliate. Dividend Equivalents will be paid at such time as the underlying RSUs to which they relate are paid.
10.No Right to Continued Employment or Service. Neither the Plan, the granting of the RSUs nor any other action taken pursuant to this Agreement constitutes or is evidence of any agreement or understanding, expressed or implied, that the Company or any Affiliate shall retain the Participant as an employee or other service provider for any period of time or at any particular rate of compensation.
11.Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.
12.Conflicts. References to the Plan shall mean the Plan as in effect on the date hereof. In the event of any conflict between Plan provisions referenced herein and the provisions of this Agreement, the provisions of the Plan shall govern.
13.Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.
14.Miscellaneous. The parties agree to execute such further instruments and take such further actions as may be necessary to carry out the intent of this Agreement. This Agreement, including any provisions referenced herein, shall constitute the entire agreement of the parties with respect to the subject matter hereof.
15.Section 409A. Notwithstanding any of the provisions of this Agreement, it is intended that the RSUs granted pursuant to this Agreement be exempt from Section 409A of the Code as short-term deferrals, pursuant to Treasury regulation §1.409A-1(b)(4), or otherwise comply with Section 409A of the Code. Notwithstanding the preceding, neither the Company nor any Affiliate shall be liable to the Participant or any other person if the Internal Revenue Service or any court or other authority have any jurisdiction over such matter determines for any reason that the RSUs are subject to taxes, penalties or interest as a result of failing to be exempt from, or comply with, Section 409A of the Code. For the avoidance of doubt, the provisions of this Agreement shall be construed and interpreted consistent with Article XXII of the Plan.
16.Non-transferability and non-alienation. The Participant shall not assign or transfer any RSUs while such RSUs remain forfeitable, other than by will or the laws of descent and distribution. No right or interest of Participant or any transferee in the RSUs or Shares subject to the RSUs shall be subject to any lien or any obligation or liability of the Participant or any transferee.
17.Compensation Recoupment Policy. Notwithstanding any other provision of this Agreement, the rights, payments and benefits with respect to the RSUs (including any amounts received by Participant in connection with a sale of Shares received upon the vesting of the RSUs) shall be subject to reduction, reimbursement, cancellation, forfeiture, recoupment or return by the Company, to the extent any reduction, reimbursement, cancellation, forfeiture, recoupment or return is required under applicable law or the Company’s Compensation Recoupment Policy, as may be amended or adopted from time to time, or any similar policy that the Company may adopt.
18.Governing Law. This Agreement shall be governed by the governing laws applicable to the Plan.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed the Participant’s signature hereto.

COMPANY:
MIMEDX GROUP, INC.
By: /s/ K. Todd Newton
Name: K. Todd Newton
Title: Director
PARTICIPANT:
/s/ Doug Rice
Doug Rice

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